UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 25, 2014

VHGI HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-17520	75-2276137
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

103 North Court Street, Sullivan, IN	47822
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code 812-268-5459 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On April 25, 2014 VHGI Holdings, Inc. was ordered to appear before a United States bankruptcy Federal Trustee for discovery from a petition filed on January 7, 2014 to consolidate VHGI Holdings, Inc. with all of it’s subsidiary companies, including Lily Group, Inc. that filed emergency 363 chapter 11 bankruptcy on September 23, 2013. While there is a formal hearing on May 23, 2014 scheduled with the Honorable Judge Frank J. Otte there is no guarantee of such outcome. Ms. Terry Hall of Faegre Baker Daniels, LLP representing the unsecured creditors committee of Lily Group, Inc. objected on behalf of such committee. Robert D. McMahan of the McMahan law firm represented 5 unsecured creditors of VHGI Holdings, Inc. in the filing of the involuntary petition filed on January 7, 2014 to merge the chapter 11 of Lily Group, Inc.

There are continual negotiations regarding another coal acquisition unrelated to Lily Group, Inc. however all conversations and negotiations have slowed down waiting legal review and the final ruling of the Consolidation hearing on May 23, 2014. VHGI did make an offer to convert all debt of the company on April 16, 2014 with a conversion rate of 500 shares per $1.00 of investment in an attempt to clear the debts of the company to provide stability for further negotiations. This attempt to settle did not pass approval of 100% of the debtors as offered therefore, it expired as an official offer April 4, 2014.

Now due to the United States Federal involuntary petition to consolidate the companies in the Chapter 11 Bankruptcy, VHGI is forced to slow negotiations, consolidations, mergers, acquisitions, and transfers and work toward the final outcome of the Chapter 11 consolidation ruling.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Document
99.1	Petition to Consolidate

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VHGI HOLDINGS, INC.

Date: April 28, 2014	By:	/s/ P. Rick Risinger
Name: P. Rick Risinger
Title: Chief executive Officer